Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 22, 2002 by and between Expedia, Inc., a Washington corporation (the “Company”), and Ronald M. Letterman (“Executive”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January 22, 2002 (the “Purchase Agreement”), among Classic Vacation Group, Inc. (the “Seller”), Classic Custom Vacations, Inc. (“Classic”) and the Company, Seller will sell to the Company the Business (as such term is defined in the Purchase Agreement); and

WHEREAS, subject to the consummation of the transactions contemplated by the Purchase Agreement, the Company desires to secure Executive’s employment in the manner hereinafter specified and to make provision for payment of reasonable compensation to Executive for such services, and Executive is willing to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth; and

WHEREAS, the terms of the Purchase Agreement contemplate the entering into this Agreement contemporaneously with the execution of the Purchase Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of Executive with the Company.

NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1.    Employment Period; Effectiveness of Agreement.    The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Closing Date, as defined in the Purchase Agreement (the “Effective Date”), and ending as provided in Section 3(a) hereof (the “Employment Period”). In the event that the transactions contemplated by the Purchase Agreement are not consummated or are abandoned, this Agreement shall be null and void ab initio and of no force and effect.

2.    Terms of Employment.

(a)    Position and Duties.    During the Employment Period, the Company shall employ Executive as President of the Classic Custom Vacations Division of the Company. During the Employment Period, Executive shall report to the Chief Executive Officer, President, Chief Operating Officer or similarly ranked senior executive officer of the Company (the “Reporting Officer”). Executive shall have such powers and duties as may be assigned to Executive by the Reporting Officer and shall perform all services and acts necessary or advisable to fulfill such duties and responsibilities. During the Employment Period, Executive shall devote substantially all of his business attention and time to the business and affairs of the Company and its affiliates. During the Employment Period, it shall not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, in each case so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)    Compensation.

(i)    Base Salary.    During the Employment Period, Executive shall receive a base salary (“Base Salary”) at an annual rate at least equal to $225,000, payable at the Company’s normal salary interval and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, provided that for purposes of calendar 2002, Executive shall be paid his Base Salary retroactive to January 1, 2002.

(ii)    Annual Cash Bonuses.    The Company shall pay Executive a guaranteed bonus of $150,000 for each of calendar 2002 and 2003 (the “Guaranteed Bonus”), payable on January 1, 2003 and 2004, respectively, provided the Employment Period has not been terminated for Cause, pursuant to Sections 3(a)(i) or 3(a)(ii), or as a result of Executive’s resignation without Good Reason prior to the date a Guaranteed Bonus becomes payable. In addition to the Guaranteed Bonus described in the foregoing sentence, during the Employment Period, Executive shall be entitled to earn an annual incentive award (an “Annual Incentive”) under the Company’s Annual Incentive Plan based upon the achievement of such performance criteria as may from time to time be determined by the Company. In general, under the Company’s Annual Incentive Plan: (A) the target amount of the Annual Incentive for 2002 shall be equal to 40% of the Base Salary actually earned during 2002; (B) the amount of the Annual Incentive actually awarded and payable to Executive shall range from a minimum of 0% to a maximum amount equal to 200% of the target amount; (C) the Annual Incentive shall be payable at the end of the applicable plan year; and (D) the effective date of Executive’s participation in the Annual Incentive Plan shall be January 1, 2002.

(iii)    Sign-on Bonus.    Executive shall receive a sign-on bonus equal to $6,000.

(iv)    Stock Options.    Subject to approval of the Board of Directors of the Company (the “Board”), the Company shall grant Executive an option to purchase 10,000 shares of Common Stock of the Company, pursuant to and subject to the terms and conditions of the Company’s stock option plan and any stock option agreement entered into between Executive and the Company.

(c)    Expenses.    During the Employment Period, the Company shall reimburse Executive for reasonable out-of-pocket expenses actually incurred by Executive in performing his duties and responsibilities hereunder (including travel expenses, food, and lodging while away from home) in accordance with such policies, practices and procedures as the Company may from time to time establish.

(d)    Benefits.

(i)    During the Employment Period Executive shall be entitled to participate, to the extent of his eligibility, in the “fringe benefits” made available by the Company to its executives;

(ii)    During the Employment Period Executive shall be entitled to participate in welfare benefit programs available to the Company’s executives generally;

(iii)    During the Employment Period Executive shall be entitled to five weeks paid vacation annually at such times as do not materially interfere with the performance of Executive’s duties hereunder.

(iv)    Commencing on the Effective Date and continuing through the last day of December 2002, Executive shall be entitled to a car allowance of $1,500 per month;

(v)    For calendar 2002, Executive shall be entitled to an aggregate amount of up to $20,000 in face value of airline tickets or rental car credits received by the Company in “soft dollar” transactions.

3.    Termination of Employment.

(a)    Term.    The Employment Period, and Executive’s employment hereunder, shall terminate on the second anniversary of the Effective Date, provided that the Employment Period, and Executive’s employment hereunder, shall be terminated prior to such date (i) automatically on the date of Executive’s death; (ii) if Executive should fail to perform his duties hereunder on account of illness or other incapacity that the Board shall in good faith determine renders Executive incapable of performing his duties hereunder and such illness or other incapacity continues for a period of more than 90 days, on the date the Company so notifies Executive in writing; (iii) by the Company for Cause (as defined below) or without Cause, on the date the Company so notifies Executive in writing; or (iv) upon Executive’s resignation with or without Good Reason (as defined below). Executive shall notify the Company in writing at least 60 days prior to his resignation with or without Good Reason.

(b)    Termination Without Cause; Resignation with Good Reason.    If, during the Employment Period, the Company terminates Executive’s employment for any reason other than as a result of Executive’s death, his disability in accordance with 3(a)(ii), other than for Cause or if Executive resigns with Good Reason: (i) Executive shall be entitled to receive his Base Salary through the second anniversary of the Effective Date or a twelve month period following the termination of the Employment Period pursuant to this Section 3(b), whichever period is longer, payable in monthly installments on the last day of each month following the termination of the Employment Period; (ii) Executive shall be entitled to receive payment of each Guaranteed Bonus, to the extent not already paid, payable at such time(s) as the Guaranteed Bonus would become payable had the Employment Period not been terminated; and (iii) Executive shall continue to receive the benefits specified in Sections 2(d)(ii) during the twelve month period following the termination of the Employment Period, but only if and to the extent Executive does not receive any such benefits from a subsequent employer during such period. The payment and provision of benefits described in this Section 3(b) shall be subject to Executive’s compliance with the provisions of Sections 4, 5 and 6 and to Executive’s execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its subsidiaries.

(c)    Termination for Cause, due to Death or Disability; Resignation without Good Reason.    If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason or is terminated pursuant to clause (a)(i) or (ii) of this Section 3, Executive shall be entitled to receive his Base Salary through the date of termination. For purposes of this Agreement, “Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee; (ii) the plea of guilty or nolo contendere to, or conviction for, the commission of a misdemeanor involving moral turpitude or a felony offense by Executive; (iii) the willful or gross neglect by Executive to perform his duties hereunder or in such other capacity as directed by the Board, and which failure is not promptly remedied; (iv) a material breach by Executive of a fiduciary duty owed to the Company; or (v) a material breach by Executive of any of the covenants made by Executive in Sections 4, 5 and 6. For purposes of this Agreement, “Good Reason” means (A) a significant reduction in Executive’s level of responsibility; (B) the relocation of Executive’s work location to an office that is more than fifty miles from One North First Street, San Jose, California, without Executive’s consent; or (C) a change in Executive’s reporting obligations, without Executive’s consent, resulting in a breach by the Company of the first sentence of Section 2(a).

(d)    Termination of Compensation and Benefits.    Except as otherwise provided in Section 3(b), upon termination of the Employment Period, all of Executive’s rights under Section 2 shall cease upon such termination.

4.    Confidential Information.    Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its affiliates (including those obtained while employed by the Seller, Classic and their predecessors prior to the date of this Agreement) concerning the Business and the business or affairs of the Company or any of its affiliates (“Confidential Information”) are the property of the Company and such affiliate. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to Confidential Information, Work Product (as defined below) the Business, or the business of the Company or any of its affiliates which he may then possess or have under his control.

5.    Inventions and Patents.    Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive, either individually or jointly in collaboration with others, while employed by the Company or its affiliates (“Work Product”), whether or not conceived during regular working hours and whether or not conceived prior to the commencement of the Employment Period, belong to and are the sole and exclusive property of the Company or such affiliate. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). This Section 5 does not apply to an invention that qualifies fully under the provisions of California Labor Code Section 2870.(1)

6.    Protection of Trade Secrets, Non-Solicitation.

(a)    In further consideration of the compensation and other benefits to be provided to Executive hereunder, Executive acknowledges that in the course of his employment with Classic and Seller, he has and will in the course of his employment with the Company he will become familiar with the trade secrets of the Company and its affiliates and with other Confidential Information concerning the Business, the Company, and the Company’s affiliates and that his services have been and will be of special, and unique and extraordinary value to the Company and its affiliates. Therefore, Executive agrees that, during the Employment Period, and for one year thereafter (the “Restricted Period”), he shall not directly or indirectly use trade secrets (as such term is defined in Section 3426(1)(d) of the Uniform Trade Secrets Act) of the Company or its affiliates, Confidential Information or proprietary materials of the Company or its affiliates or otherwise engage in unfair competition against the Company or any of its affiliates.

(b)    During the Restricted Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any such affiliate at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any such affiliate that is within any geographical area in which the Company or its affiliates engage or plan to engage in such businesses to cease doing business with the Company or such affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such affiliate.

7.    Enforcement.    If, at the time of enforcement of Section 4, 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other

(1)	California Labor Code § 2870 provides as follows:

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against public policy of this state and is unenforceable.

rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive agrees that the restrictions contained in Sections 4, 5 and 6 are reasonable.

8.    Survival.    Sections 4, 5, 6, 8 and 9 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

9.    Assignability; Successors and Mergers.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns, provided that the rights and obligations of Executive under this Agreement shall not be assignable.

10.    General.

(a)    Governing Law.    The validity, performance, and all other matters pertaining to this Agreement shall be governed by the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of California.

(b)    Modification.    Except as otherwise provided in Section 9, this Agreement may be modified only by a writing signed by Executive and an officer duly authorized by the Board to execute such an amendment.

(c)    Nonwaiver.    The waiver or failure of any party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision.

(d)    Severability.    If any covenant, agreement, term or provision of this Agreement or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, agreement, term or provision to situations or circumstances other than those as to which it is invalid or unenforceable shall not be affected; and each covenant, agreement, term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. Except as otherwise provided in Section 7 hereof, in such event, the parties agree to negotiate in good faith to substitute for any such invalid or unenforceable provision a valid and enforceable provision which most nearly effects the parties’ original intent in entering into this Agreement.

(e)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(e)):

If to Executive:	Ronald M. Letterman 114 Nina Court Los Gatos, CA 95030

If to the Company:	Expedia, Inc. 13810 SE Eastgate Way, Suite 400 Bellevue, WA 98005 Facsimile: (425) 564-7240 Attention: General Counsel

with a copy to:

Sheannan & Sterling 555 California Street, Suite 2000 San Francisco, CA 94104 Facsimile: (415) 616-1199 Attention: Peter D. Lyons, Esq.

(f)    Entire Agreement.    This Agreement constitutes the entire agreement of the parties and supersedes all proposals, oral or written, all negotiations, conversations or discussions between or among the parties relating to this Agreement and all past course of dealing or industry custom including, without limitation, that Employment Agreement dated as of April 20, 1998 between Executive and the Seller. Executive hereby acknowledges and represents that (i) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein and (ii) that he has not entered into this Agreement or any employment relationship with the Company or any of its affiliates in reliance on any representations other than those contained herein.

(g)    Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive

/s/ RONALD M. LETTERMAN

Ronald M. Letterman

EXPEDIA, INC.

By:	/s/ KATHY DELLPLAIN

Name: Kathy Dellplain
Title: SVP, Human Resources